[COHEN FUND AUDIT SERVICES LOGO]	Cohen Fund Audit Services 1350 Euclid Ave., Suite 800 Cleveland, OH 44115-1877 216.649.1700 216.579.0111 www.cohenfund.com

Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2014, relating to the financial statements and financial highlights of WesMark Funds, comprising WesMark Small Company Growth Fund, WesMark Growth Fund, WesMark Balanced Fund, WesMark Government Bond Fund, and WesMark West Virginia Municipal Bond Fund (the “Funds”), for the year ended December 31, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

February 27, 2014